                               PRINTWARE, INC.

                                 EXHIBIT 11
                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)


                               Three months ended      Six months ended
                              July 1,      July 3,    July 1,     July 3,
                               2000         1999       2000        1999
                             _________   _________   _________   _________

BASIC EPS:

Weighted average number of
 common shares outstanding    3,282,503   4,852,423   3,278,950   4,838,551

                              _________   _________   _________   _________
Total shares                  3,282,503   4,852,423   3,278,950   4,838,551
                              =========   =========   =========   =========

Net (loss) income (000's)    $      (34) $      101  $       58  $        4
                              =========   =========   =========   =========
(Loss) earnings per share    $     (.01) $      .02  $      .02  $      .00
                              =========   =========   =========   =========

DILUTED:

Weighted average number of
 common shares outstanding    3,282,503   4,842,423   3,278,950   4,838,551

Common share equivalents
 from assumed exercise of
 options and warrants                 0           0       9,049           0
                              _________   _________   _________   _________
Total shares                  3,282,503   4,842,423   3,287,999   4,838,551
                              =========   =========   =========   =========

Net (loss) income (000's)    $      (34) $      101  $       58  $        4
                              =========   =========   =========   =========
(Loss) earnings per share    $     (.01) $      .02  $      .02  $      .00
                              =========   =========   =========   =========
